EXHIBIT 4.1

AMENDMENT NO. 2 TO

RIGHTS AGREEMENT

This Amendment No. 2 to Rights Agreement (this “Amendment”) is entered into as of March 5, 2018, by and between Gentherm Incorporated (f/k/a Amerigon Incorporated), a Michigan corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”).

WITNESSETH:

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of January 26, 2009, as amended on March 30, 2011 (the “Agreement”); and

WHEREAS, pursuant to Section 26 of the Agreement, the Company and the Rights Agent may from time to time supplement or amend the Agreement, subject to the terms of the Agreement; and

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Agreement as set forth herein is necessary and desirable and the Company and the Rights Agent desire to evidence such amendment in writing.

NOW, THEREFORE, in consideration of these premises and mutual agreements set forth herein, the parties hereto agree as follows:

1.    Capitalized terms used but not otherwise defined herein shall have the meanings as specified in the Agreement.

2.    Amendments.

(a)    The definition of the term “Final Expiration Date” in Section 7.1 of the Agreement is hereby amended by replacing “the close of business on January 26, 2019” with “5:00 P.M. (Detroit time) on March 5, 2018”.

(b)    The Form of Right Certificate attached to the Agreement as Exhibit B is hereby amended by replacing references to “January 26, 2019” with “5:00 P.M. (Detroit time) on March 5, 2018”.

(c)    The definition of the term “Final Expiration Date” in the Summary of Rights attached to the Agreement as Exhibit C is hereby amended by replacing “January 26, 2019” with “5:00 P.M. (Detroit time) on March 5, 2018”.

3.    The Agreement, as supplemented and/or modified by this Amendment, which such Amendment shall be deemed effective as of the date first written above, as if executed on such date, together with the other writings referred to in the Agreement or delivered pursuant thereto which form a part thereof, contains the entire agreement among the parties thereto with respect to the subject matter thereof and amends, restates and supersedes all prior and contemporaneous arrangements or understandings with respect thereto.

4.    Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import, shall mean and be a reference to the Agreement, as amended hereby. Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

5.    This Amendment shall be governed by the laws of the State of Michigan applicable to contracts to be made and to be performed entirely within such State, except that the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

6.    This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

(Signatures on following page)

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, all as of the day and year first above written.

GENTHERM INCORPORATED

By:	/s/ Kenneth J. Phillips
Name:	Kenneth J. Phillips
Title:	Vice-President

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ Megan Roe
Name:	Megan Roe
Title:	VP Client Services

Signature Page to Amendment No. 2 to Rights Agreement